Exhibit 10.4

AMENDED AND RESTATED
MANAGEMENT AGREEMENT

     THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 19th day of June, 2003, by and between Charter Communications Operating, LLC, a Delaware limited liability company (the “Company”), on behalf of itself and all of its Specified Subsidiaries (as defined below, and, collectively with the Company, the “Company Entities”), and Charter Communications, Inc., a Delaware corporation (the “Manager”):

     A.     The Company Entities have retained the Manager to manage and operate the cable television systems and related or incidental businesses now owned, operated or hereafter acquired by the Company Entities (the “Cable Systems”).

     B.     The Manager has agreed to continue to manage and operate the Cable Systems, all upon the terms and conditions hereinafter set forth.

     C.     The Company and the Manager previously entered into a Management Agreement dated as of February 23, 1999 (such agreement, and all subsequent amendments thereto, collectively, the “Prior Management Agreement”). This Agreement amends and restates in its entirety the Prior Management Agreement.

     D.     Concurrently, the Manager and Charter Communications Holding Company, LLC (“CCHC”) are entering into a Second Amended and Restated Mutual Services Agreement (“Amended Mutual Services Agreement”), which provides, among other things, that the Manager and CCHC, and, upon the transfer of certain assets to CCO Holdings, LLC (“CCO Holdings”) CCO Holdings, shall each make its employees, officers, services, facilities and assets available to the others as needed by each of them in connection with their business and operations. Charter Investment, Inc. (“CII”), the Manager and CCHC have also agreed that CII shall continue to provide certain rights and services as reasonably requested pursuant to the terms of the First Amended and Restated Mutual Services Agreement (as modified and supplemented by CCHC, CCI and CII, the “Original Mutual Services Agreement”, and together with the Amended Mutual Services Agreement, the “Mutual Services Agreements”.) The Manager engages in the business (“CCI Business”) of (i) acting as Manager of the Cable Systems under this Agreement, (ii) acting as manager of the cable systems and related or incidental businesses of its other direct and indirect subsidiaries, (iii) acting as manager of its direct and indirect limited liability company subsidiaries under applicable law, (iv) engaging in capital raising, acquisition, disposition and other transactions, performing financial and administrative services and financial reporting, performing other tasks and functions related to or arising out of or incidental to the cable systems and related or incidental businesses of its direct and indirect subsidiaries, and engaging in other activities in connection with or related or incidental to the foregoing activities.

     E.     In exchange for the Manager agreeing to continue to manage and operate the Cable Systems under this Agreement, the Company Entities shall pay to the Manager the Management Fee, as more fully set forth below.

     In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows (Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 9 hereto):

1.	Appointment of Manager.

     The Company hereby reconfirms the appointment of the Manager to continue as the manager for the Cable Systems, and the Manager hereby agrees to continue to serve the Company Entities as a manager for the Cable Systems, pursuant to the terms and conditions hereinafter set forth. The parties acknowledge that the Manager may provide its management services and functions under this Agreement through any of CCHC, CCO Holdings and CII under the Mutual Services Agreements with the same force and effect as if the Manager had directly provided such services.

2.	Authority and Duties of the Manager.

               (a) The Company Entities shall seek the advice of the Manager regarding the business, properties and activities of the Cable Systems during the term hereof, and subject to the direction, control and general supervision of the Company Entities, the Manager agrees to provide such advice. The Manager shall give such advice in a businesslike, efficient, lawful and professional manner in accordance with this Agreement.

               (b) Without limiting the generality of the foregoing, the Manager shall provide all management services with respect to the operation of the Cable Systems, including, but not limited to the following:

                         (i) advice concerning the hiring, termination, performance and training of personnel;

                         (ii) review, consultation and advice concerning personnel, operations, engineering and other management and operating policies and procedures;

                         (iii) review, consultation and advice concerning maintenance standards for plant and equipment of the Cable Systems, advice as to the Cable Systems’ normal repairs, replacements, maintenance and plant upgrades, and provide for periodic inspections;

                         (iv) recommendations on all necessary action to keep the operation of the Cable Systems in compliance, in all material respects, with the conditions of the Company Entities’ franchises and all applicable rules, regulations and orders of any federal, state, county or municipal authority having jurisdiction over the Cable Systems, and maintenance of the legal existence, qualifications to do business, legal and tax good standing, and necessary licenses, franchises and similar rights of the Company Entities;;

                         (v) assistance in the negotiation of, and direct negotiations of, on behalf of the Company Entities, operating agreements (including, but not limited to, pole attachment agreements, office and headend leases, easements and right-of-way agreements), contracts for the purchase, lease, license or use of properties, equipment, facilities, systems, services, programming, content and rights as may be necessary or desirable in connection with the operation or maintenance of the Cable Systems and such other agreements on behalf of the Company Entities as are necessary or advisable for the Cable Systems and assistance in procuring on behalf of the Company Entities, or directly procuring on behalf of the Company Entities, such property, facilities, systems, programming, content, equipment, billing and other services and other rights and assets deemed necessary and advisable for the Cable Systems;

                         (vi) assistance in the negotiation of, and direct negotiations of, on behalf of the Company Entities, such agreements for the provision of carriage, advertising time and other rights or services by the Cable Systems;

                         (vii) development of recommendations for, and assistance in the negotiation of, and direct negotiations of, on behalf of the Company Entities, the acquisition and maintenance of, such insurance coverage with respect to the Cable Systems as the Company Entities may determine upon advice and consultation of the Manager;

                         (viii) guidance on all marketing, sales promotions and advertising for the Cable Systems and assistance in the negotiation of, and direct negotiations of, on behalf of the Company Entities of agreements in respect thereof;

                         (ix) assistance in the financial budgeting process and the implementation of appropriate accounting, financial, administrative and managerial controls for the Cable Systems;

                         (x) preparation for use by the Company Entities of financial reports and maintenance of books of accounts and other records reflecting the results of operation of each Cable System and/or subsidiary;

                         (xi) advice and consultation with the Company Entities in connection with any and all aspects of the Cable Systems and the day to day operation thereof and consultation with the Company Entities with respect to the selection of and assistance in the retention of, and direct retention of, on behalf of the Company Entities, third party service providers, including, but not limited to attorneys, consultants, investment bankers, financial advisors and accountants; and

                         (xii) other services and functions consistent with those enumerated above or heretofore provided by the Manager to the Company Entities.

     3.     Payment of Management Fee. In consideration for the Manager providing, directly or indirectly under the Mutual Services Agreements, the services and functions described in Section 2 above, and the other activities of the Manager in connection with the CCI Business, which the parties acknowledge are of direct or indirect benefit to the Company Entities, the Company Entities shall pay to the Manager (or without duplication to CCHC, CCO Holdings, CII in respect of services or functions provided by them) the “Management Fee”, which shall consist of the Reimbursement Management Fee and the Existing Deferred Management Fee.

               (a) The “Reimbursement Management Fee” shall be equal to all expenses, costs, losses, liabilities, taxes, imposts, charges or damages incurred, paid or accrued by the Manager (without duplication and including, without limitation, all expenses, costs, losses, liabilities, taxes, imposts, charges or damages actually incurred, paid or accrued pursuant to the Mutual Services Agreements by any of the parties thereto) (“Expenses”) in connection with:

                         (i) its duties hereunder, including, without limitation, wages, salaries and other labor costs, equipment, systems and facilities costs and costs of services incurred in the construction, maintenance, expansion or operation of the Cable Systems, or personnel working on special projects or services for or on behalf of the Company Entities;

                         (ii) its activities in connection with the CCI Business, including, without limitation, overhead, administration, wages, salaries and other labor costs, equipment, systems and facilities costs and cost of services, including, without limitation, services of third party providers such as attorneys, consultants, investment bankers, financial advisors and accountants;

                         (iii) its duties, responsibilities and obligations attributable to or arising out of its status as the manager under Delaware or other state law for the Company Entities; and

                         (iv) financing, acquisition and other capital transactions of the Manager or any of its subsidiaries, and any duties or activities in connection with the status of the Manager or any of its subsidiaries as a reporting company or issuer pursuant to federal and state securities laws, the rules or regulations any exchange or the obligations under any credit, loan or financing agreement or indenture.

     In connection with the determination and calculation of the Reimbursement Management Fee, the Manager (and CCHC, CCO Holdings and CII) shall not be entitled to make a profit or take a mark-up or premium in excess of the actual Expenses incurred, paid or accrued by the Manager (and CCHC, CCO Holdings or CII). Any Expenses of the Manager (and of CCHC, CCO Holdings and CII) which are attributable to or for the benefit of both Company Entities and other direct and indirect subsidiaries of the Manager shall be allocated amongst such entities in good faith by the Manager on a quarterly basis.

          (b) Existing Deferred Management Fee. The Company Entities shall also be obligated to pay to CII, the previous manager under the prior Management Agreement, unpaid deferred percentage management fees accrued on or prior to December 31, 2000, based on gross revenue, which amount does not exceed $14 million as of March 31, 2003, with such balance bearing interest until paid as provided in Section 3(c) (such amount, as increased by such interest, the “Existing Deferred Management Fee”). Except for the interest provided pursuant to Section 3(c), there shall be no further accrual of Existing Deferred Management Fees after the date hereof.

          (c) Payment of Management Fee. The Company Entities shall pay the Management Fees from time to time, but at least monthly. The Existing Deferred

Management Fee that remains unpaid shall be accrued as a liability of the Company Entities and shall be payable as soon as any conditions to payment are fulfilled. Such deferred Existing Deferred Management Fee will bear interest (without duplication) at the rate of ten percent (10%) per annum, compounded annually, from the date otherwise due and payable until the payment thereof.

          (d) Notwithstanding any termination of this Agreement pursuant to Section 4, the Manager (and CCHC, CCO Holdings, and CII, respectively) shall remain entitled (i) to receive payment of any Expenses incurred, paid or accrued (irrespective of whether incurred, paid or accrued before or after such termination) which would have been Reimbursement Management Fees if this Agreement had not been so terminated (provided that the Manager (and each of CCHC, CCO Holdings, and CII, respectively) shall use its reasonable efforts to mitigate such Expenses following such termination) and (ii) to receive payment of any outstanding deferred Existing Deferred Management Fee as of the time of such termination.

     4.     Term of Agreement. The term of this Agreement shall be ten years from the date hereof, unless sooner terminated pursuant to the terms of this Agreement. This Agreement may be terminated as follows: (a) by the Company immediately upon written notice to the Manager for Cause (as defined below) or (b) automatically on the consummation of the sale of all or substantially all of the Company’s assets. For purposes hereof, “Cause” shall exist if the Manager has engaged in gross negligence or willful misconduct in the performance of its duties hereunder which could have a material adverse effect on the Company. In the event that this Agreement or any of the Mutual Services Agreements is terminated prior to all obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) having been paid in full in cash, the Manager and the Company shall not enter into any other arrangement or agreement that, directly or indirectly, increases the obligations of the Company Entities with respect to the matters covered by Section 3 of this Agreement (including through the Mutual Services Agreements or any other arrangement or agreement in substitution therefor) or otherwise in a manner is inconsistent with provisions of the Credit Agreement and CCI will not permit any of its affiliates to enter into any such arrangement or agreement and this sentence shall survive any termination of the this Agreement.

     5.     Liability. In addition to, and not in limitation of (but without duplication) their obligations under this Agreement and any other obligations imposed by law or agreement, the Company Entities shall bear any and all expenses, liabilities, losses, damages, claims, obligations, actions, suits and costs directly or indirectly resulting from their existence, legal and contractual commitments and the operation of the Cable Systems, and the Manager (and CCHC, CCO Holdings and CII), and their respective shareholders, members, officers, directors and employees shall not, under any circumstances, be held liable therefor, or any action taken or omitted to be taken by any of them in connection with this Agreement or the services and functions contemplated by this Agreement (except to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such person’s own gross negligence or willful misconduct in connection with its duties expressly set forth herein), provided, that all amounts payable in this Section 5 shall be allocated amongst such entities in good faith by the Manager. Neither the Manager (and CCHC, CCO Holdings and CII) nor any of their respective shareholders, members, officers, directors and employees shall be held to have incurred any liability to the Company Entities, the Cable Systems or any third party by virtue of any action taken or omitted to be taken (except to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such person’s own gross negligence or willful misconduct in connection with its duties expressly set forth herein) in good faith by such person in discharge of such person’s duties hereunder, and the Company Entities agree to indemnify the Manager (and CCHC, CCO Holdings and CII), and their respective shareholders, members, officers, directors and employees and hold the Manager (and CCHC, CCO Holdings and CII), and their respective shareholders, members, officers, directors and employees, harmless with respect to any and all actions, suits and claims that may be made against any of them in respect of the foregoing, including, but not limited to, reasonable attorneys’ fees. This Section 5 shall survive the termination of this Agreement.

     6.     Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent by a party pursuant to this Agreement shall be in writing and shall be deemed given upon receipt if personally delivered (including by messenger or recognized delivery or courier service) or on the date of receipt on the return receipt if mailed by registered or certified mail, return receipt requested, postage prepaid, delivered or addressed as set forth below. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed receipt of the notice:

(a)	If to the Company Entities:

Charter Communications Operating, LLC
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Carl Vogel

(b)	If to the Manager:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Carl Vogel

     7.     Governing Law. This Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof.

     8.     Miscellaneous. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement is not transferable or assignable by any of the parties hereto except as may be expressly provided herein. This Agreement may not be amended, supplemented or otherwise modified except in accordance with the Credit Agreement.

     9.     Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a) “Credit Agreement” shall mean the Credit Agreement, dated as of March 18, 1999, as amended and restated as of January 3, 2002 and as further amended and restated by the Second Amended and Restated Credit Agreement dated as of June      , 2003, by and among the Company, Charter Communications Holdings LLC, the several banks and other financial institutions or entities from time to time parties to this Agreement, J. P. Morgan Securities Inc. and Banc of America Securities LLC, as lead arrangers and joint bookrunners, TD Securities (USA) Inc., as syndication agent, Bank of America, N.A. and JPMorgan Chase Bank, as Administrative Agents, and Bank of America, N.A., as Funding Agent, as amended, supplemented or otherwise modified from time to time.

          (b) “Specified Subsidiaries” shall mean all of the Company’s Subsidiaries from time to time, but excluding CF Finance-LaGrange, Inc., Charter-LaGrange, L.L.C., Renaissance Media Group LLC and all of its direct and indirect subsidiaries, and the assignees and/or successors in interest of each of the foregoing.

          (c) “Subsidiaries” shall mean all direct and indirect subsidiaries of the Company, but excluding any Non-Recourse Subsidiaries (as defined in the Credit Agreement).

* * * * * * * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in the manner appropriate to each as of the day and year first above written.

CHARTER COMMUNICATIONS OPERATING, LLC, a Delaware limited liability company

By:	/s/ Eloise E. Schmitz

Name:	Eloise E. Schmitz
Title:	Vice President

CHARTER COMMUNICATIONS, INC., a Delaware corporation, on behalf of, and in its capacity as manager under, the respective limited liability company agreements of, the Specified Subsidiaries of CCO

By:	/s/ Eloise E. Schmitz

Name:	Eloise E. Schmitz
Title:	Vice President

CHARTER COMMUNICATIONS, INC., a Delaware corporation, on its own behalf

By:	/s/ Eloise E. Schmitz

Name:	Eloise E. Schmitz
Title:	Vice President